Exhibit 99.2

Ampio Suspends Patient Enrollment in its Phase 3 Study of Ampion for Severe Osteoarthritis of the Knee and

Explores Other Options to Complete Trial

ENGLEWOOD, Colo., March 24, 2020, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE; the “Company”), a pre-revenue development stage biopharmaceutical company announced today that it has suspended patient enrollment in its Phase 3 clinical trial of Ampion (“AP-013”) for the treatment of severe osteoarthritis of the knee (“OAK”). The trial focuses on individuals with the most severely diseased OAK, which represents an underserved patient population typically excluded from clinical studies because of the intractable nature of their condition. The average and maximum age of a patient in the AP-013 clinical trial is 65 and 87 years old, respectively.  The Centers for Disease Control and Prevention (“CDC”) have indicated that older adults, 65 years and older, are at higher risk for severe illness during the current COVID-19 pandemic.

The Safety Monitoring Committee (“SMC”) for the AP-013 clinical trial has unanimously recommended, following an interim analysis and due to extenuating circumstances relating to the COVID-19 virus, to minimize risk to study participants that,  “The study cease enrolling patients because the number of injected patients, 1,019, is sufficiently close to the number of patients called for by the sample size re-estimation algorithm, 1,034”.

The Federal Drug Administration (“FDA”) has recognized that challenges may arise, for example, from quarantines, site closures, travel limitations, and/or other considerations due to the pandemic. The Contract Research Organization (“CRO”) running the AP-013 clinical trial for the Company has notified the Company that due to the COVID-19 virus, all travel has been suspended for clinical study monitors, which severely limits our ability to monitor the conduct of the AP-013 clinical trial.  Recognizing these challenges, the Company is exploring options to enable it to complete the trial but notes that it is possible that the COVID-19 pandemic may prevent completion of the AP-013 trial at this time or at all.

Concurrently, the Company is focusing on investigating the potential use of nebulized Ampion for the treatment of a serious complication of COVID-19, the rapid onset of respiratory failure, termed Acute Respiratory Distress Syndrome (“ARDS”). Based on Ampion’s immunomodulatory and anti-inflammatory action, we believe that it may help individuals with widespread inflammation in the lungs and may reduce this serious complication of COVID-19.

About Osteoarthritis

Osteoarthritis (“OA”) is an incurable and progressive disorder of the joint involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead product candidate, AmpionTM, is backed by an extensive patent portfolio with intellectual property protection extending through 2032 and is eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the biologics price competition and innovation act (“BPCIA”).

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (“BLA”), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Daniel G. Stokely, CFO
Phone: (720) 437-6500
info@ampiopharma.com